Exhibit 16.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

April 15, 2010

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-7561

Re: Granto, Inc. — SEC File No. 333-150388

Dear Ladies and Gentlemen:

We have read the statements of Granto, Inc. in Item 4.01 on Form 8-K to be filed on or about April 20, 2010 and are in agreement with such statements as they pertain to our firm (formerly known as Maddox Ungar Silberstein, PLLC).  We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,
/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC